UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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COVISINT CORPORATION
(Name of Registrant as Specified in Its Charter)

DIALECTIC CAPITAL PARTNERS, LP
DIALECTIC OFFSHORE, LTD.
DIALECTIC ANTITHESIS PARTNERS, LP
DIALECTIC CAPITAL MANAGEMENT, LP
DIALECTIC CAPITAL, LLC
BERNARD J. EASTWOOD
JOHN FICHTHORN
SCOTT DANIELS
ALAN B. HOWE
JOHN MUTCH
EDWARD ROSE

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Dialectic Capital Management, LP, together with the other participants named herein (collectively, “Dialectic”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of Dialectic’s slate of five highly-qualified director nominees to the Board of Directors of Covisint Corporation, a Michigan corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of shareholders or any other meeting of shareholders in lieu thereof, and any adjournments, postponements, rescheduling, or continuations thereof.

On June 14, 2016, Dialectic issued the following press release:

DIALECTIC CAPITAL DELIVERS LETTER TO COVISINT BOARD

Expresses Serious Concerns with the Company’s Failure to Disclose on its Recent Earnings Call a Clear and Viable Strategy to Improve the Company’s Poor Performance and Transparency

Continues to Believes a Reconstituted Board that Includes Dialectic’s Highly Qualified Nominees is Required to Improve Accountability and Determine the Best Path Forward to Enhance Shareholder Value

Reiterates Desire to Work Constructively with Covisint to Reach a Mutually Agreeable Resolution to Reconstitute the Boardin a Manner that Is in the Best Interests of All Shareholders

Norwalk, CT – June 14, 2016 – Dialectic Capital Management, LP (together with its affiliates, “Dialectic”), one of the largest shareholders of Covisint Corporation (“Covisint” or the “Company”) (NASDAQ:COVS), with beneficial ownership of approximately 5.5% of the outstanding common stock of the Company, today announced that it has delivered a letter to the Company’s Board of Directors (the “Board”) expressing its serious concerns with the Company’s poor financial performance and failed strategy, including the lack of transparency on the recent earnings call.

The full text of the letter to the Board follows:

June 14, 2016
Covisint Corporation
26533 Evergreen Rd., Suite 500
Southfield, Michigan 48076
Attn: Board of Directors

Dear Members of the Board,

As you know, Dialectic Capital Management, LP, together with its affiliates (“Dialectic”), currently owns approximately 5.5% of the outstanding common stock of Covisint Corporation (“Covisint” or the “Company”), making us one of the Company’s largest shareholders.  We appreciate your response to our June 2nd letter to the Board of Directors of the Company (the “Board”) and your willingness to consider and evaluate our highly qualified nominees.  Since Covisint management doesn’t appear to allow its investors to ask questions on the Company’s public earnings calls, we are taking this opportunity to express our serious concerns with the Company’s poor execution and our lack of confidence in Covisint’s strategic direction.

It is clear that last year’s strategy did not work. Covisint spent $30 million in sales and marketing during fiscal year 2016 but only yielded $9.3 million in new annual subscriptions down from the $14.3 million in net new subscriptions the previous year. That is a terrible return on investment. According to Covisint’s 10-K filed with the Securities and Exchange Commission on June 6, 2016, the Company did not add any new customers during fiscal year 2016.  Subscription revenue came in 11% below Covisint’s already reduced expectations yet the Company offered no explanation for not meeting those expectations. As shareholders, after a crucial year in a turnaround plan, we deserve some visibility as to what isn’t working, and what the new milestones are for the Company after all the previous targets were missed.

From the outside, the crux of Covisint’s problems seem to stem from the Company’s core strategy. The Company can certainly hire sales people but there has been very little data disclosed indicating that they are going in the right direction. We don’t see the path to how Covisint is going to sell its solution through its own sales force or with partners as it has currently been described.

Covisint has 2,000 customers, but 150 of those customers account for 90% of the revenue. The other 1,850 customers generate approximately 10% of revenue, or $4,100 per customer.  It is not surprising to us that the Company is losing money.  In fact, 36% of the revenue comes from Cisco with most of that coming from its relationship with General Motors (GM). Forty percent of Covisint’s revenue comes from the automotive industry.  Particularly concerning is that 93% of Covisint’s customers are not growing and generating only $4,000 in revenue per year.

It is also frustrating that management incentives appear misaligned with the strategic direction of the Company. The leadership team’s compensation is excessive when measured against company results and other companies of similar size. We think much more of the compensation should be tied to results.

We have been patient shareholders for the past 12 months and would have continued to be so if a new strategy with measurable milestones existed for the Company moving forward.  However, consistent with the concerns we outlined in our June 2nd letter, the Company has failed to disclose a new, measurable and viable strategy for Covisint. In fact, we believe the public message to Covisint shareholders has been quite clear - hide the Company’s problems and put your blind trust in management. In our opinion, neither you nor management has earned that trust because of the Company’s apparent failed execution and lack of public disclosure of a viable strategy for Covisint.

On the Q4 earnings call when referencing Cisco, the Company’s largest customer, Covisint CEO and Chairman Sam Inman stated, “[Y]ou already know that we counted quite a bit on increasing our business with Cisco last year, I've talked about before, and that simply didn't happen. We have a lot of eggs in that basket.” As the strategy has shifted from new verticals to a focus on the auto industry and large channel partners, we are concerned that Covisint’s oldest, largest channel partner focused on autos has failed to deliver, leading us to believe that a different approach may be needed.

If the current strategy is not successful, by the end of fiscal year 2017, the Company will not only have deployed valuable capital, but will have materially impaired what was a solid balance sheet.  Before taking this step, we strongly believe the Company’s strategic plan needs to be reviewed by a fresh set of eyes given the apparent lack of appropriate oversight by the existing Board.

We attempted to engage in constructive dialogue with you to add two independent directors in order to bring fresh perspective to the Board to assist in evaluating the validity of the Company’s strategy.  You said we were reasonable, and even effectively said yes to our proposal, which was later rejected.  If you are going to put all your eggs in one basket, we want to make sure it’s the right basket.

As we detailed in our June 2nd letter, we engaged in discussions with the Company because we were alarmed by the fact-pattern leading up to the Q4 earnings release, in which the Company decided to schedule the earnings call days after the deadline for nominating director candidates for election to the Board at the 2016 annual meeting of shareholders (the “2016 Annual Meeting”). Without a clear understanding of the Company’s strategy for fiscal year 2017, we were left with no choice but to nominate a slate of five highly qualified director candidates for election at the 2016 Annual Meeting, including Scott Daniels, Alan B. Howe, John Fichthorn, John Mutch and Edward Rose.

We were disappointed with the Q4 earnings call as we had hoped the Company would have been more transparent about execution, which only solidified our belief that a reconstituted Board is needed in order to help develop a viable strategy for Covisint to protect and hopefully grow shareholder value.  We view the Q4 earnings call as a blown opportunity to build shareholder confidence.

Covisint could have a profitable software business, but we question whether it is a growth company in the manner you are pursuing. The Company is not pragmatic and thoughtful about the way it is deploying its capital. You tried for over a year with no results.

A reconstituted Board may or may not enable the Company to grow, but we believe the addition of our experienced and highly qualified nominees will enable the Board to be much more objective and sensitive in evaluating a strategy to deploy capital to pursue strategic growth.  Our highly qualified nominees are motivated to do what is best for the Company and its shareholders. It is time for accountability and a new strategy.

Putting aside our frustrations with the Company and its recent Q4 earnings call, we remain open to continuing our discussions in order to reach a mutually agreeable resolution to reconstitute the Board that is in the best interests of all shareholders.

Sincerely,

/s/ John Fichthorn

John Fichthorn
Dialectic Capital Management, LP

About Dialectic Capital Management, LP
Dialectic Capital Management, LP is a Connecticut-based investment adviser that provides investment advisory services to Dialectic Capital Partners, LP, a privately pooled investment vehicle.

Investor contact:
John Fichthorn, (212) 230-3230

INFORMATION CONCERNING THE PARTICIPANTS

Dialectic Capital Management, LP, together with the other participants named herein (collectively, "Dialectic"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2016 annual meeting of stockholders of Covisint Corporation, a Michigan corporation (the "Company").

DIALECTIC STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Dialectic Capital Partners, LP (“Dialectic Capital Partners”), Dialectic Offshore, Ltd. (“DOF”), Dialectic Antithesis Partners, LP (“DAP”), Dialectic Capital Management, LP (“Dialectic Capital”), Dialectic Capital, LLC (“Dialectic GP”), Bernard J. Eastwood, John Fichthorn, Scott Daniels, Alan B. Howe, John Mutch, and Edward Rose. As of the close of business on June 13, 2016, Dialectic Capital Partners directly owns 255,800 shares of Common Stock, no par value, of the Company (the "Common Stock"). As of the close of business on June 13, 2016, DOF directly owns 943,400 shares of Common Stock. As of the close of business on June 13, 2016, DAP directly owns 432,000 shares of Common Stock. Dialectic GP, as the general partner of each of Dialectic Capital Partners, DOF, and DAP, may be deemed the beneficial owner of the 2,210,488 shares of Common Stock directly owned by Dialectic Capital Partners, DOF, and DAP. Dialectic Capital, as the investment manager of each of Dialectic Capital Partners, DOF, and DAP may be deemed the beneficial owner of an aggregate of 2,210,488 shares of Common Stock directly owned by Dialectic Capital Partners, DOF, and DAP. Each of Messrs. Eastwood and Fichthorn, as managing partners to Dialectic Capital, may be deemed the beneficial owner of the 2,210,488 shares of Common Stock directly owned by Dialectic Capital Partners, DOF, and DAP. As of the close of business on June 13, 2016, Messrs. Daniels, Howe, Mutch and Rose do not, themselves, own any shares of Common Stock.